As filed with the Securities and Exchange Commission on July 15, 2004
                                                     Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                                 INFINITY, INC.
             (Exact name of registrant as specified in its charter)


                COLORADO                            84-1070066
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)          Identification Number)

                              211 WEST 14TH STREET
                              CHANUTE, KANSAS 66720
                                 (620) 431-6200

                    (Address of principal executive offices)

                             2004 STOCK OPTION PLAN




                                 STANTON E. ROSS
                                    PRESIDENT
                                 INFINITY, INC.
                              211 WEST 14TH STREET
                              CHANUTE, KANSAS 66720
                                 (620) 431-6200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                               DEBORAH J. FRIEDMAN
                            DAVIS GRAHAM & STUBBS LLP
                       1550 SEVENTEENTH STREET, SUITE 500
                             DENVER, COLORADO 80202
                                 (303) 892-9400


                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     Proposed        Proposed
                        Amount       Maximum         Maximum          Amount of
Title of Securities     to be     Offering Price    Aggregate       Registration
to be Registered      Registered    Per Share(1)  Offering Price(1)      Fee
--------------------------------------------------------------------------------
Common Stock,
(par value
$.0001 per share)   410,000 shares     $4.44        $1,820,400          $231
================================================================================

(1) Pursuant to Rule 457(h)(1), the price per share and aggregate offering price are based upon the average of the high and low prices of the Company's common stock on July 8, 2004, as reported on Nasdaq.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents, previously filed by Infinity, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference as of their date of filing with the Commission:

      (a) The Company's Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2003;

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

      (c) The Company's Current Reports on Form 8-K filed on January 21, 2004, March 30, 2004 and May 17, 2004; and

      (d) The description of the Company's common stock contained in the Company's registration statement on Form 8-A (SEC file no. 0-17204) filed with the SEC on November 16, 1993.

      All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

      Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Infinity is incorporated in the State of Colorado. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of Infinity or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Infinity, such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Infinity. No indemnification shall be made if such person was adjudged to be liable to Infinity for negligence or misconduct in the performance of his duty to Infinity unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

      The Articles of Incorporation and Bylaws of Infinity generally allow indemnification of officers and directors to the fullest extent allowed by law. Infinity currently intends to indemnify its officers and directors to the fullest extent permitted by the Articles of Incorporation, Bylaws and Colorado law.

      We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Infinity.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS


Exhibit
  No.        Description of Exhibit
-------      ----------------------

 4.1         Articles of Incorporation (1)

 4.2         Articles of Amendment to Articles of Incorporation

 4.3         Bylaws (1)

 4.4         2004 Stock Option Plan

 5.1         Opinion of Davis Graham & Stubbs LLP

 23.1        Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

 23.2        Consent of Ehrhardt Keefe Steiner and Hottman PC

 24.1 Power of Attorney (included on signature page of this registration statement)

(1) Incorporated by reference to the Company's registration statement (No. 33-17416-D).

ITEM 9.           UNDERTAKINGS

      (a) The undersigned registrant undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chanute, State of Kansas, on this 12th day of July, 2004.

                                          INFINITY, INC.


                                          By: /s/ Stanton E. Ross
                                              ----------------------------------
                                              Stanton E. Ross
                                              President


                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stanton E. Ross and Jon D. Klugh, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                             Title                      Date

/s/ Stanton E. Ross                   President, Treasurer       July 12, 2004
---------------------------------     and Director
Stanton E. Ross


/s/ Jon D. Klugh                      Chief Financial Officer    July 12, 2004
---------------------------------     and Secretary
Jon D. Klugh


/s/ Robert O. Lorenz                  Director                   July 12, 2004
---------------------------------
Robert O. Lorenz

/s/ Elliot M. Kaplan                  Director                   July 12, 2004
---------------------------------
Elliot M. Kaplan


/s/ Leroy C. Richie                   Director                   July 12, 2004
---------------------------------
Leroy C. Richie


/s/ O. Lee Tawes                      Director                   July 12, 2004
---------------------------------
O. Lee Tawes

                                  EXHIBIT INDEX

Exhibit
  No.       Description of Exhibit
-------     ----------------------

 4.2        Articles of Amendment to Articles of Incorporation

 4.4        2004 Stock Option Plan

 5.1        Opinion of Davis Graham & Stubbs LLP

23.1        Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2        Consent of Ehrhardt Keefe Steiner and Hottman PC